Exhibit 99.1

NEWS RELEASE	C2010-08
DST Systems, Inc.	Contact:
333 West 11th Street	Thomas A. McDonnell (816) 435-8684
Kansas City, MO	Chief Executive Officer
64105-1594	Kenneth V. Hager (816) 435-8603
NYSE Symbol: DST	Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – July 27, 2010	Page 1

DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2010
FINANCIAL RESULTS

KANSAS CITY, MO (July 27, 2010) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $94.0 million ($2.00 per diluted share) for second quarter 2010 compared to $48.7 million ($0.97 per diluted share) for second quarter 2009.  Consolidated net income for the six months ended June 30, 2010 was $170.9 million ($3.57 per diluted share) compared to $121.9 million ($2.44 per diluted share) for the six months ended June 30, 2009.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $57.6 million ($1.23 per diluted share) for second quarter 2010 compared to $44.8 million ($0.90 per diluted share) for second quarter 2009, and $111.4 million ($2.33 per diluted share) for the six months ended June 30, 2010 compared to $86.4 million ($1.73 per diluted share) for the six months ended June 30, 2009.

The diluted EPS impact of non-GAAP adjustments for second quarter 2010 is summarized as follows:

Reported GAAP diluted EPS	$2.00
Contract termination payment gain, net of related expenses	(0.76)
Termination benefit expenses related to reductions in workforce	0.04
Net gain on securities and other investments	(0.04)
Net gain on extinguishment of senior convertible debentures	(0.01)
Adjusted Non-GAAP diluted EPS	$1.23

 Second quarter 2010 financial and operational highlights were as follows:

•
Output Solutions client contract termination — as previously announced, in the second quarter of 2010, an Output Solutions telecommunications client, representing approximately 6.6% of 2009 annual Output Solutions Segment operating revenues, terminated its contract and internalized its bill production.  The termination occurred on April 30, 2010 and resulted in a contract termination payment to the Company of approximately $63.0 million. The Company incurred charges of approximately $4.6 million for employee termination benefits and asset impairment charges resulting from the contract termination.  The Company recorded a net pretax gain of approximately $58.4 million in second quarter 2010 related to the contract termination.

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $61.1 million or 15.1% to $465.6 million as compared to second quarter 2009.  Taking into account the contract termination payment of $63.0 million in second quarter 2010, consolidated operating revenues decreased $1.9 million or 0.5% during second quarter 2010 as compared to

FOR IMMEDIATE RELEASE – July 27, 2010	Page 2

second quarter 2009. On this basis, Financial Services operating revenues increased $2.5 million or 0.9% during second quarter 2010 as compared to the same period in 2009, and Output Solutions operating revenues decreased $3.8 million or 3.2%.

•
Total mutual fund shareowner accounts serviced at June 30, 2010 increased by 2.8 million accounts or 2.3% from March 31, 2010 to 124.9 million accounts.  Registered accounts and subaccounts serviced at June 30, 2010 were 107.3 million and 17.6 million, respectively.  Registered accounts increased 300,000 or 0.3%, and subaccounts increased 2.5 million or 16.6% from March 31 2010.  Account growth of existing clients totaled 600,000 or 0.5% during the quarter.

•
Consolidated income from operations increased $73.8 million or 107.7% to $142.3 million as compared to second quarter 2009.  Taking into account non-GAAP adjustments, income from operations increased $18.2 million or 26.6% as compared to second quarter 2009.  Lower operating expenses at Financial Services primarily accounted for the increase.

•
In first quarter 2010, DST began implementing a plan to reduce its workforce by approximately 7% in 2010.  When fully implemented, the Company anticipates a reduction in annual pre-tax operating costs of approximately $67.0 million.  As a result of this workforce reduction, the Company anticipates a $19.5 million pre-tax charge in 2010 for the payment of related termination benefits.  The Company incurred $11.8 million of termination benefit expenses in first quarter 2010, $2.8 million in second quarter 2010 and expects approximately $4.9 million of related expenses for the remainder of 2010.  The Company is approximately 70% complete with the workforce reduction plan as of June 30, 2010.

•
The Company’s income tax rate was 34.9% in second quarter 2010 as compared to 39.6% in second quarter 2009.  The decrease is attributable to lower levels of international operating losses requiring valuation allowances and higher utilization of foreign tax credits during 2010.

Debt activity during second quarter 2010 was as follows:

•
On April 16, 2010, DST entered into a new $600 million revolving syndicated bank facility which matures July 1, 2013 and replaced its existing revolving facility that was scheduled to expire on July 1, 2010.  The terms of the new facility are in most material respects similar to the facility being replaced, although the interest rate spreads were increased to reflect current market conditions.  The new facility has covenants and events of default similar to the replaced facility.

•
On May 20, 2010, the Company renewed its accounts receivable securitization program.  In connection with the renewal, the maturity date became May 19, 2011, the maximum size of the program decreased from $175 million to $150 million and interest rate spreads were decreased to reflect current market conditions.

•
On June 25, 2010, the Company renewed its $100 million unsecured revolving loan with Boston Financial Data Services, Inc. (“BFDS”), an unconsolidated affiliate of the Company.  The terms of the note are in most material respects similar to the note being replaced, although the interest rate spreads were increased to reflect current market rates.  The maturity date for the note is July 1, 2013.

FOR IMMEDIATE RELEASE – July 27, 2010	Page 3

•	The following table shows senior convertible debenture repurchases during second quarter 2010 and the amount outstanding at June 30, 2010 (in millions):

Series	Amount Repurchased	Amount Outstanding

A	$39.2	$84.1
B	8.8	165.5
C	78.5	178.5
	$126.5	$428.1

The Company recorded a pretax gain of approximately $700,000 in second quarter 2010 related to the repurchase and extinguishment of senior convertible debentures.

Share-related activity during second quarter 2010 was as follows:

•
The Company had 46.7 million shares of common stock outstanding at June 30, 2010.  During second quarter 2010, the Company repurchased 150,300 shares of DST common stock for $6.2 million or approximately $41.25 per share.  On May 11, 2010, DST’s Board of Directors authorized the repurchase of an additional 1.0 million shares under the existing share repurchase authorization plan which allows the repurchase of common stock in open market and private transactions through December 31, 2012.  At June 30, 2010, there were approximately 1.0 million shares remaining under the existing share repurchase authorization plan.

•
Diluted shares outstanding for second quarter 2010 were 47.0 million shares, a decrease of 1.7 million shares or 3.5% from first quarter 2010, and a decrease of 3.0 million shares or 6.0% from second quarter 2009.  The decrease from both first quarter 2010 and second quarter 2009 is primarily attributable to share repurchases.

•
Total stock options, restricted stock and restricted stock units (“equity units”) outstanding at June 30, 2010 were 6.4 million, of which 5.7 million were stock options, 200,000 were restricted stock and 500,000 were restricted stock units.  Equity units decreased 100,000 units or 1.5% from March 31, 2010 and decreased 1.8 million units or 22.0% from June 30, 2009.  The decrease in equity units in second quarter 2010 is primarily attributable to the exercise or expiration of 100,000 stock options.  The decrease in equity units from June 30, 2009 is primarily attributable to the vesting of restricted stock.

Definitive agreement to acquire dsicmm Group Limited

•
As previously announced, on June 30, 2010, DST entered into a definitive agreement with the stockholders of dsicmm Group Limited (“dsicmm”).  The agreement combines DST’s debt-free U.K. print/mail operations as well as additional working capital in the form of cash and loans with dsicmm.  At the time of closing, the combined company will be known as Innovative Output Solutions (“IOS”) and will be owned approximately 65% by DST and approximately 35% by a group of former dsicmm stockholders.  The percentage of IOS stock that will be owned by each stockholder will be based on the final working capital and total debt of each contributed business, as defined in the agreement.  The transaction is subject to customary closing conditions and regulatory approvals. The parties presently expect the transaction to close in the third quarter 2010.

FOR IMMEDIATE RELEASE – July 27, 2010	Page 4

dsicmm has approximately 1,200 employees and annual revenues of approximately $160 million, including annual operating revenues of approximately $120 million. DST management does not expect the transaction to have a material impact on DST’s net income or earnings per share for 2010.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Use of EBITDA

DST defines EBITDA as earnings from operations before interest expense, income taxes, depreciation and amortization.  DST defines EBITDA Margin as EBITDA divided by operating revenues.  These supplemental non-GAAP liquidity measures are provided in addition to, but not as a substitute for, cash flow from operations.  As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to generate cash flow.  EBITDA, as calculated by the Company, may not be consistent with computation of EBITDA by other companies.  Historically the Company has analyzed Output Solutions income from operations and operating margin.  The Company believes a useful measure of Output Solutions’ contribution to DST’s results is to focus on cash flow.  DST management believes EBITDA is an appropriate measure of cash flow for Output Solutions and will be a primary measurement the Company intends to review going forward.  A reconciliation of Output Solutions Segment income from operations to EBITDA is included in a schedule that accompanies this earnings release.

FOR IMMEDIATE RELEASE – July 27, 2010	Page 5

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for second quarter 2010 increased $2.5 million or 0.9% to $290.2 million as compared to second quarter 2009.  The increase in Financial Services operating revenues is attributable to higher revenues at DST Global Solutions and Argus, partially offset by lower revenues at DST Health Solutions.

The increased revenues at DST Global Solutions resulted from higher software license revenues, increased demand for professional services and changes in foreign currency exchange rates (primarily between the U.S. Dollar and the Australian Dollar) which increased operating revenues by approximately $2.2 million.  The increase in Argus revenues is due to higher volumes of pharmacy claims paid and related services.  These operating revenue increases were partially offset by a decrease in DST Health Solutions professional services attributable to lower client demand for professional services, the expiration of a client processing agreement in July 2009 and the timing of certain client consulting projects.  U.S. Investment Recordkeeping Solutions operating revenues during second quarter 2010 were essentially unchanged as increased revenues from a higher volume of subaccounts serviced, defined contribution participants and increased distribution support solutions volumes offset the absence of a $2.1 million client contract termination fee for a full-service processing client recognized in second quarter 2009.

Financial Services segment software license fee revenues are derived principally from DST Global Solutions (investment management), DST Health Solutions (medical claims processing) and AWD (business process management - BPM).  Operating revenues include approximately $12.4 million of software license fee revenues for second quarter 2010, an increase of $1.6 million or 14.8% over the same period in 2009.  The increase is primarily due to higher investment management license fee revenue, partially offset by lower AWD software license fee revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for second quarter 2010 were $203.5 million, a decrease of $16.1 million or 7.3% from the same period in 2009.  Reimbursable operating costs were $10.9 million and $12.9 million during second quarter 2010 and 2009, respectively.  Excluding reimbursable operating costs, costs and expenses decreased $14.1 million or 6.8% during second quarter 2010 to $192.6 million.  On this basis, the decrease in costs and expenses is attributable to lower deferred compensation costs of $6.5 million (the effect of which is offset as unrealized trading securities losses in other non-operating income) and lower compensation and benefit related costs from lower staffing levels due to the reduction in workforce that began in first quarter 2010, partially offset by higher costs from foreign currency exchange effects between the U.S. Dollar and other currencies (primarily the Australian Dollar) of approximately $2.1 million.

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Depreciation and amortization expense for second quarter 2010 was $20.5 million, an increase of $1.4 million as compared to second quarter 2009.  The increase in depreciation and amortization is attributable to higher amounts of third party software purchases and capitalized software activity, partially offset by the Company’s use of accelerated depreciation methods and lower depreciation from certain assets becoming fully depreciated.

Financial Services segment income from operations for second quarter 2010 totaled $77.1 million as compared to $61.9 million in second quarter 2009, an increase of $15.2 million or 24.6%.  Excluding the impact of the $6.5 million decrease in deferred compensation costs described above, income from operations increased $8.7 million.  Operating margin for second quarter 2010 was 26.6% as compared to 21.5% for second quarter 2009.  Excluding the effect of the deferred compensation costs described above, operating margin would have been 25.7% for second quarter 2010 as compared to 22.9% for second quarter 2009.  The primary factors for the increase in operating margin were lower compensation and benefit related costs from lower staffing levels and higher software license revenues.

Financial Services Segment Account Statistics:

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009

Registered accounts:
Non tax-advantaged	60.3	60.4	63.6	63.7
Tax-advantaged	47.0	46.6	46.3	46.3
	107.3	107.0	109.9	110.0

Subaccounts	17.6	15.1	11.2	8.9
Total	124.9	122.1	121.1	118.9

Registered accounts serviced increased 300,000 accounts or 0.3% from the comparable amount at March 31, 2010.  The net increase was attributable to new client conversions of 1.2 million and growth in existing clients of 200,000, partially offset by the conversion of 600,000 accounts to non-DST subaccounting platforms and 500,000 accounts to DST’s subaccounting platform.  Tax-advantaged accounts were 47.0 million at June 30, 2010, an increase of 400,000 accounts or 0.9% as compared to March 31, 2010.  Tax-advantaged accounts represent 43.8% of total registered accounts serviced at June 30, 2010 as compared to 42.1% at June 30, 2009.

Subaccounts serviced were 17.6 million at June 30, 2010, an increase of 2.5 million subaccounts or 16.6% as compared to March 31, 2010.  New client conversions of 1.6 million subaccounts, conversions of 500,000 registered accounts from TA2000 and net increases in existing client subaccounts of 400,000 comprise the increase.

During second quarter 2010, DST received new client commitments that will result in approximately 100,000 new registered accounts in fourth quarter 2010.  The Company had previously announced client commitments of approximately 300,000 registered accounts that are scheduled to convert in the second half of 2010.

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The Company also expects 7.2 million registered accounts will convert to subaccounting platforms during the remainder of 2010 of which 500,000 accounts will convert to TA2000 Subaccounting.

The Company’s subaccounting clients have indicated they plan to convert a total of 1.0 million new subaccounts to TA2000 Subaccounting from non-DST platforms during the second half of 2010.

As previously announced, two existing subaccounting clients of the Company, as a result of  mergers, have announced their intention to terminate their processing agreements with DST and convert approximately 6.1 million subaccounts to non-DST subaccounting platforms.  The Company expects that 4.9 million subaccounts will convert in third quarter 2010 and 600,000 subaccounts will convert in first quarter 2011.

The third quarter 2010 subaccounting deconversion is expected to result in a contract termination payment to the Company of approximately $9.0 million.  The Company will incur charges of approximately $1.5 million to $2.0 million in connection with the termination.  The Company expects to record in the third quarter 2010 a net pretax gain of approximately $7.0 million to $7.5 million related to this contract termination.

The following table presents mutual fund shareowner accounts at June 30, 2010 and summarizes the  remainder of 2010 conversion activities described above (and without taking into account any other changes in accounts serviced during 2010) to arrive at an estimated total accounts at December 31, 2010.

	Registered		Total
(in millions)	Accounts	Subaccounts	Accounts

Balance at June 30, 2010	107.3	17.6	124.9

New client conversions	0.4	1.0	1.4
Transfers to DST Subaccounting	(0.5)	0.5
Conversions to non-DST platforms	(6.7)	(4.9)	(11.6)

Estimated balance at December 31, 2010	100.5	14.2	114.7

The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

Defined contribution (“DC”) participants were 3.8 million at June 30, 2010, a decrease of 500,000 participants or 11.6% from March 31, 2010 and an increase of 400,000 participants or 11.8% from June 30, 2009.  The decline in participants during second quarter 2010 represents the annual removal of prior year terminated participants.  The increase from second quarter 2009 is primarily from conversions of new participants and from increases in participants of existing clients.  As previously reported, the Company has new client commitments for approximately 500,000 new participants which are expected to convert in fourth quarter 2010.

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Pharmacy claims paid by Argus during second quarter 2010 were 95.8 million, an increase of 900,000 claims or 0.9% as compared to first quarter 2010 and an increase of 1.0 million claims or 1.1% from second quarter 2009.

DST Health Solutions covered lives were 23.2 million at June 30, 2010, an increase of 300,000 covered lives or 1.3% as compared to March 31, 2010 and a decrease of 300,000 covered lives or 1.3% as compared to December 31, 2009.

Active AWD workstations during second quarter 2010 were 195,600 an increase of 800 workstations or 0.4% as compared to first quarter 2010 and an increase of 2,100 workstations or 1.1% compared to December 31, 2009.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for second quarter 2010 were $113.7 million, a decrease of $3.8 million or 3.2% as compared to second quarter 2009.  Out-of-pocket reimbursements increased $1.0 million or 0.7% in second quarter 2010 to $138.8 million.

Images produced during second quarter 2010 were 2.8 billion, a decrease of 9.7% as compared to second quarter 2009.  Items mailed during second quarter 2010 were 556.4 million, a decrease of 2.2% as compared to the same period in 2009.  The decrease in images produced and items mailed is primarily due to the previously mentioned client contract termination and lower volumes from existing customers, partially offset by higher volumes from new clients.  Revenue per unit (packages and images) declined during the quarter attributable to higher relative volumes from clients with lower unit pricing.  These operating revenue decreases were partially offset by foreign currency exchange effects of approximately $900,000 between the U.S. Dollar and other currencies (primarily the Canadian Dollar).

During second quarter 2010, Output Solutions received three new client commitments representing, when fully transitioned, approximately 110 million of aggregate packages annually, based on current volume levels.  Full conversion activities related to these new clients is expected to be completed by in the first half of 2011.  In connection with the third quarter 2010 deconversion of 4.9 million subaccounts mentioned above, the Output Solutions Segment expects to receive a contract termination payment of approximately $1.3 million.

Costs and expenses for second quarter 2010 were $233.9 million, a decrease of $5.5 million or 2.3% from the same period in 2009.  Excluding reimbursable operating costs of $138.8 million in second quarter 2010 and $137.8 million in second quarter 2009, costs and expenses decreased $6.5 million or 6.4% to $95.1 million.  On this basis, the decrease in costs was mostly attributable to lower material costs and staffing levels resulting from lower volumes.  These decreases were partially offset by higher costs related to the effect of foreign currency exchange rates of approximately $400,000.

Depreciation and amortization increased $100,000 as compared to second quarter 2009.

Output Solutions segment income from operations for second quarter 2010 totaled $8.5 million, an increase of $2.6 million or 44.1% as compared to second quarter 2009, primarily from lower operating costs.  Operating margin for second quarter 2010 was 7.5% as compared to 5.0% for second quarter 2009.

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For the quarter, Output Solutions EBITDA was $18.6 million, an increase over 2009 of $2.7 million or 17.0%.  EBITDA operating margin was 16.4% in second quarter 2010 as compared to 13.5% for second quarter 2009, an increase of 2.9% primarily attributable to lower operating costs.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $14.7 million for second quarter 2010, unchanged from second quarter 2009.  Income from operations increased $400,000 to $3.1 million attributable to reductions in occupancy expenses.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009*
BFDS	$4.1	$3.1	$7.7	$6.8
IFDS	5.8	4.0	10.5	6.4
Argus				(1.5)
Other	(0.1)	3.4	(0.1)	4.5
	$9.8	$10.5	$18.1	$16.2

*	Equity in losses of Argus Health Systems, Inc. is for the period January 1, 2009 through March 31, 2009, the date DST acquired the remaining 50% equity interest and consolidated Argus.

DST’s equity in BFDS earnings for second quarter 2010 increased $1.0 million as compared to second quarter 2009 primarily from the release of a previously established income tax valuation allowance and improvements in operations.  BFDS derives investment earnings related to cash balances maintained on behalf of customers.  Average daily balances invested by BFDS were $910 million during second quarter 2010 compared to $770 million during second quarter 2009 from higher levels of transaction activity.  Average interest rates earned on the balances increased from 0.16% in second quarter 2009 to 0.20% in second quarter 2010.  The aggregate effect of these fluctuations resulted in an approximate $150,000 increase in interest earnings by BFDS.

DST’s equity in IFDS earnings for second quarter 2010 increased $1.8 million as compared to second quarter 2009.  The increase in equity in earnings resulted primarily from higher levels of shareowner accounts serviced at IFDS U.K. from both new and existing clients and improvements in operations.  Shareowner accounts serviced by IFDS U.K. were 7.0 million at June 30, 2010, an increase of 300,000 accounts from March 31, 2010 and an increase of 900,000 accounts from June 30, 2009.  Shareowner accounts serviced by IFDS Canada were 10.8 million at June 30, 2010, an increase of 300,000 accounts from both March 31, 2010 and June 30, 2009, respectively.

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Other income, net

Other income, net during second quarter 2010 decreased $4.8 million over second quarter 2009.  The decrease in other income is attributable to unrealized depreciation on trading securities (the effect of which is offset as decreased deferred compensation costs included in costs and expenses in the Financial Services Segment), partially offset by the absence of accounts receivable securitization program costs which are recorded in interest expense beginning January 1, 2010.

Interest expense

Interest expense was $11.7 million for second quarter 2010, an increase of $2.2 million from second quarter 2009.  The increase is attributable to higher average interest rates on the Company’s syndicated revolving credit facility which was renewed on April 16, 2010 and from recording accounts receivable securitization program costs as interest expense beginning January 1, 2010, partially offset by lower average debt balances during second quarter 2010.

Income taxes

The Company’s tax rate was 32.1% for second quarter 2010, a decrease of 7.6% from second quarter 2009.  The decrease in the Company’s income tax rate over 2009 is attributable to lower levels of international operating losses requiring valuation allowances during 2010 and higher utilization of foreign tax credits in 2010.  Excluding the effects of discrete period items, the Company expects its tax rate to be 36.4% for the remainder of 2010, but this rate will likely vary on a quarterly basis between 34.5% and 38.0% depending on the timing of estimated 2010 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Accounting Standards

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft, that would amend current earnings per share accounting guidance to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  In April 2009, the FASB decided to pause the earnings per share project.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $1.69 and $0.84 (versus GAAP reported earnings of $2.00 and $0.97) for the three months ended June 30, 2010 and 2009, respectively, and $3.02 and $2.05 (versus GAAP reported earnings of $3.57 and $2.44) for the six months ended June 30, 2010 and 2009, respectively.  The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

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The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *

The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
 (In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating revenues	$465.6	$404.5	$875.0	$800.1
Out-of-pocket reimbursements	148.3	149.5	305.6	314.8

Total revenues	613.9	554.0	1,180.6	1,114.9

Costs and expenses	436.0	454.5	904.1	912.7
Depreciation and amortization	35.6	31.0	65.9	59.3

Income from operations	142.3	68.5	210.6	142.9

Interest expense	(11.7)	(9.5)	(21.6)	(20.1)
Other income, net	4.0	11.2	58.4	27.4
Equity in earnings of unconsolidated affiliates	9.8	10.5	18.1	16.2

Income before income taxes	144.4	80.7	265.5	166.4
Income taxes	50.4	32.0	94.6	44.5

Net income	$94.0	$48.7	$170.9	$121.9

Average common shares outstanding	46.7	49.7	47.5	49.7
Average diluted shares outstanding	47.0	50.0	47.8	49.9

Basic earnings per share	$2.01	$0.98	$3.60	$2.45
Diluted earnings per share	$2.00	$0.97	$3.57	$2.44

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Financial Services
Operating	$290.2	$287.7	$573.6	$555.4
OOP reimbursements	10.9	12.9	23.7	30.0
	$301.1	$300.6	$597.3	$585.4

Output Solutions
Operating	$176.7	$117.5	$304.1	$244.5
OOP reimbursements	138.8	137.8	284.7	286.0
	$315.5	$255.3	$588.8	$530.5

Investments and Other
Operating	$14.7	$14.7	$29.4	$29.9
OOP reimbursements	0.1	0.2	0.2	0.3
	$14.8	$14.9	$29.6	$30.2

Eliminations
Operating	$(16.0)	$(15.4)	$(32.1)	$(29.7)
OOP reimbursements	(1.5)	(1.4)	(3.0)	(1.5)
	$(17.5)	$(16.8)	$(35.1)	$(31.2)

Total Revenues
Operating	$465.6	$404.5	$875.0	$800.1
OOP reimbursements	148.3	149.5	305.6	314.8
	$613.9	$554.0	$1,180.6	$1,114.9

FOR IMMEDIATE RELEASE – July 27, 2010	Page 14

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income from operations
Financial Services	$74.8	$61.9	$129.8	$127.9
Output Solutions	66.4	5.9	78.6	13.1
Investments and Other	3.1	2.7	6.1	5.8
Elimination Adjustments	(2.0)	(2.0)	(3.9)	(3.9)
	$142.3	$68.5	$210.6	$142.9

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	June 30,		December 31,
Selected Balance Sheet Information	2010		2009

Cash and cash equivalents	$79		$106
Debt	1,219	*	1,222

* Includes $125.0 million from the accounts receivable securitization program, which was not treated as debt at December 31, 2009

	Six Months Ended June 30,
Capital Expenditures, by Segment	2010	2009

Financial Services	$30	$21
Output Solutions	7	17
Investments and Other	6	3

FOR IMMEDIATE RELEASE – July 27, 2010	Page 15

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended June 30, 2010, have been treated as non-GAAP adjustments:

•
Contract termination payment, net of termination benefit expenses and asset impairment charges resulting from the termination of an Output Solutions telecommunications client, in the amount of $58.4 million.  The net contract termination gain was comprised of operating revenues of $63.0 million, partially offset by termination benefit expenses of $1.5 million that were included in costs and expenses and asset impairment charges of $3.1 million which are included in depreciation and amortization expense.  The aggregate income tax expense associated with this net contract termination gain was approximately $22.8 million.

•
Termination benefit expenses of $2.8 million associated with reductions in workforce in the Financial Services Segment ($2.3 million) and the Output Solutions Segment ($500,000), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $1.2 million.

•
Other net gains, in the amount of $3.3 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with these gains was approximately $1.3 million.  The $3.3 million of net gains on securities and other investments for second quarter 2010 was comprised of net realized gains from sales of available-for-sale securities of $3.1 million and net gains on private equity funds and other investments of $500,000, partially offset by other than temporary impairments on available-for-sale securities of $300,000.

•	Net gain, in the amount of $700,000, associated with the repurchase and extinguishment of senior convertible debentures. The income tax expense associated with these gains was approximately $300,000.

In addition to the items that occurred in the quarter ended June 30, 2010 as described above, the following items, which occurred during the quarter ended March 31, 2010, have been previously reported as non-GAAP adjustments:

•
Termination benefit expenses of $11.8 million associated with reductions in workforce in the Financial Services Segment ($9.1 million) and the Output Solutions Segment ($2.7 million), which were included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $4.6 million.

•	Other net gains, in the amount of $38.2 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax

FOR IMMEDIATE RELEASE – July 27, 2010	Page 16

expense associated with these gains was approximately $14.8 million.  The $38.2 million of net gains on securities and other investments for first quarter 2010 was comprised of net realized gains from sales of available-for-sale securities of $37.5 million and net gains on private equity funds and other investments of $800,000, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

•	Dividend from a private equity investment of $8.3 million, which was included in other income, net. The income tax expense associated with this dividend was approximately $1.0 million.

•
Loss, in the amount of $600,000, associated with the repurchase and extinguishment of senior convertible debentures, which was included in other income, net.  The income tax benefit associated with this loss was approximately $200,000.

The following items, which occurred during the quarter ended June 30, 2009, have been treated as non-GAAP adjustments:

•
Other net gain, in the amount of $4.3 million, associated with gains (losses) related to securities and other investments, which were included in other income, net.  The income tax expense associated with these gains was approximately $1.7 million.  The $4.3 million of net gains on securities and other investments for second quarter 2009 was comprised of net realized gains from sales of available-for-sale securities of $4.2 million, net unrealized gains on private equity funds and other investments of $1.3 million and other than temporary impairments on available-for-sale securities of $1.2 million.

•	Gain in the amount of $2.1 million, associated with the repurchase and extinguishment of senior convertible debentures. The income tax expense associated with these gains was approximately $800,000.

In addition to the items that occurred in the quarter ended June 30, 2009 as described above, the following items, which occurred during the quarter ended March 31, 2009, have been previously reported as non-GAAP adjustments:

•
Gain on equity interest in Argus, in the amount of $41.7 million, included in other income, net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted the new business combinations accounting guidance on January 1, 2009.  In accordance with the guidance, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with authoritative income tax accounting guidance, no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

•	Other net losses, in the amount of $30.8 million, associated with gains (losses) related to securities and other investments, which were included in other income, net. The income tax benefit associated with these losses was approximately $11.8 million. The $30.8 million of net losses on securities and other investments for first quarter 2009 was comprised of net realized losses from sales of available-for-sale securities of $800,000, other than temporary impairments

FOR IMMEDIATE RELEASE – July 27, 2010	Page 17

on available-for-sale securities of $25.6 million and net unrealized losses on private equity funds and other investments of $4.4 million.

•
Gain in the amount of $3.7 million, associated with the repurchase and extinguishment of senior convertible debentures, which was included in other income, net.  The income tax expense associated with these gains was approximately $1.4 million.

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

FOR IMMEDIATE RELEASE – July 27, 2010	Page 18

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$142.3	$144.4	$94.0	$2.00

Adjusted to remove:

Included in operating income:

Contract termination payment, net of expenses - Output Solutions	(58.4)	(58.4)	(35.6)	(0.76)
Termination benefit expenses - Financial Services	2.3	2.3	1.3	0.03
Termination benefit expenses - Output Solutions	0.5	0.5	0.3	0.01

Included in non-operating income:

Net gain on securities and other investments		(3.3)	(2.0)	(0.04)
Net gain on extinguishment of senior convertible debentures		(0.7)	(0.4)	(0.01)

Adjusted Non-GAAP income	$86.7	$84.8	$57.6	$1.23

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$68.5	$80.7	$48.7	$0.97

Adjusted to remove:

Included in non-operating income:

Net gain on securities and other investments		(4.3)	(2.6)	(0.05)
Gain on extinguishment of senior convertible debentures		(2.1)	(1.3)	(0.02)

Adjusted Non-GAAP income	$68.5	$74.3	$44.8	$0.90

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – July 27, 2010	Page 19

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Six Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$210.6	$265.5	$170.9	$3.57

Adjusted to remove:

Included in operating income:

Contract termination payment, net of expenses - Output Solutions	(58.4)	(58.4)	(35.6)	(0.74)
Termination benefit expenses - Financial Services	11.4	11.4	6.9	0.14
Termination benefit expenses - Output Solutions	3.2	3.2	1.9	0.04

Included in non-operating income:

Net gain on securities and other investments		(41.5)	(25.4)	(0.53)
Dividend from a private equity investment		(8.3)	(7.3)	(0.15)
Net gain on extinguishment of senior convertible debentures		(0.1)

Adjusted Non-GAAP income	$166.8	$171.8	$111.4	$2.33

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$142.9	$166.4	$121.9	$2.44

Adjusted to remove:

Included in non-operating income:

Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(0.85)
Net loss on securities and other investments		26.5	16.4	0.33
Gain on extinguishment of senior convertible debentures		(5.8)	(3.6)	(0.07)
Reduction in income tax related liabilities			(5.7)	(0.12)

Adjusted Non-GAAP income	$142.9	$145.4	$86.4	$1.73

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – July 27, 2010	Page 20

DST SYSTEMS, INC.
RECONCILATION OF INCOME FROM OPERATIONS TO EBITDA
OUTPUT SOLUTIONS SEGMENT
(Unaudited - in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Reported GAAP income from operations	$66.4	$5.9	$78.6	$13.1

Adjusted to remove:

Depreciation and amortization	13.2	10.0	23.0	18.9

EBITDA, before non-GAAP items	79.6	15.9	101.6	32.0

Adjusted to remove:

Contract termination payment, net of expenses *	(61.5)		(61.5)
Termination benefit expenses	0.5		3.2

EBITDA, after non-GAAP items	$18.6	$15.9	$43.3	$32.0

*	The three and six month periods ended June 30, 2010 exclude non-GAAP asset impairment charges of $3.1 million

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.